EXHIBIT 7.30
                                                                    ------------


                                 James R. Crane
                                  c/o EGL, Inc.
                               15340 Vickery Drive
                              Houston, Texas 77032




                                                May 11, 2007



Sterling Group Partners II, L.P.
Sterling Group Partners II (Parallel), L.P.
8 Greenway Plaza, Ste. 702
Houston, Texas 77046

Gentlemen:

      Reference is made to that certain letter agreement, dated as of March 27, 2007 (the "Sterling Commitment Letter"), executed by Sterling Group Partners II, L.P. and Sterling Group Partners II (Parallel), L.P. (collectively, "Sterling"), James R. Crane, and the other parties thereto (the "Sterling Commitment Letter") and to that certain Agreement and Plan of Merger, dated as of March 18, 2007 (as it may be amended from time to time, the "Merger Agreement") among Talon Holdings LLC (f/k/a Talon Holdings Corp.), a Delaware limited liability company ("Parent"), Talon Acquisition Co., a Texas corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and EGL, Inc., a Texas corporation (the "Company"). Capitalized terms used but not defined herein shall have the meanings set forth in the Sterling Commitment Letter and the Merger Agreement, as applicable.

      Sterling hereby agrees that it will execute the consent with respect to the Sterling Commitment Letter attached hereto as Exhibit A (the "Consent Letter") in connection with the execution and delivery by Parent and Merger Sub of the First Amendment to Merger Agreement described therein. In consideration of Sterling's agreement to execute the Consent Letter and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, and acknowledging that the execution and delivery of this letter agreement by the undersigned is a condition to the delivery of the Consent Letter by Sterling and that Sterling is relying on this letter agreement in executing and delivering the Consent Letter, the undersigned James R. Crane:

      (i) will cause to be paid to Sterling the sum of $1 million (the "Sterling Payment") in the event Parent receives the Termination Fee as a result of the termination of the Merger Agreement due to a Topping Proposal or in the event a transaction is consummated pursuant to a Topping Proposal in circumstances in which a Termination Fee is claimed by Parent pursuant to the Merger Agreement, but no Termination Fee has been paid to Parent. The term "Topping Proposal" shall mean a Superior Proposal as defined in the Merger Agreement or an Alternative Proposal (as defined in the Merger Agreement) that is determined to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger; provided that for purposes of this definition of

"Topping Proposal", the references to "15%" in the definition of "Alternative Proposal" shall be deemed to be references to "80%" The Sterling Payment shall be made to Sterling concurrently with the payment of the Termination Fee to Parent or the consummation of such transaction, whichever first occurs; and

      (ii) will assure that Sterling will not be responsible to pay any damages, costs, fees or expenses incurred by any other party to the Merger Agreement or the Sterling Commitment Letter.



            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

            If you are in agreement with the foregoing, please execute and return the enclosed copy of this letter.

                                    Very truly yours,



                                    /s/James R. Crane
                                    ---------------------------
                                    James R. Crane

Accepted and Agreed to
as of the date written above


STERLING GROUP PARTNERS II, L.P.
    By: Sterling Group Partners II
    GP,L.P., General Partner
        By: Sterling Group Investments,
        L.L.C., General Partner


By:     /s/ Hunter Nelson
      -----------------------
Name:   Hunter Nelson
      -----------------------
Title:  Manager
      -----------------------


STERLING GROUP PARTNERS II
(PARALLEL), L.P.
    By: Sterling Group Partners II
    GP,L.P., General Partner
        By: Sterling Group Investments,
        L.L.C., General Partner


By:     /s/ Hunter Nelson
      -----------------------
Name:   Hunter Nelson
      -----------------------
Title:  Manager
      -----------------------